Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT is entered into as of the 4th day of October, 2005, by and between METRO ONE TELECOMMUNICATIONS, INC., an Oregon corporation (the “Company”), and TIMOTHY A. TIMMINS (“Timmins”), with respect to the following facts:

A.            Timmins has been the President and Chief Executive Officer, and a director, of the Company.

B.            The parties each desire to, among other things, confirm Timmins’ resignation as an officer and director of the Company and any subsidiaries and affiliates of the Company and as trustee of any of the Company’s employee benefit plans, resolve any disputes that may exist between the parties and provide for Timmins to render certain consulting services to the Company, all on the terms and conditions set forth below.

ACCORDINGLY, in consideration of the foregoing premises, and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Timmins and the Company hereby agree as follows:

1.             Resignation.  Concurrently with the execution and delivery of this Agreement, Timmins has delivered a resignation to the Board of Directors of the Company, in the form attached to this Agreement as Exhibit A.

2.             Consideration.

(a)           Upon expiration of the seven-day period referred to in Section 25, provided that Timmins does not revoke this Agreement during such seven-day period, the Company will pay to Timmins the sum of $175,000.

(b)           The Company will pay to Timmins the aggregate sum of $100,000 in 36 semi-monthly installments of $2,777.77, commencing December 5, 2005.  Timmins hereby acknowledges receipt of the first $6,550 of these payments.

(c)           Those employee benefits currently being provided to Timmins, including group medical coverage, will be continued through September 30, 2006, at the Company’s expense to the extent the costs are currently being borne by the Company.

(d)           Timmins hereby represents and warrants to the Company that he has been previously paid by the Company for all accrued and unpaid salary and vacation through October 4, 2005.  In addition, Timmins hereby releases the Company from any obligation to reimburse Timmins for business expenses he incurred on behalf of the Company.

(e)           All payments due under this Section 2 shall accelerate and become immediately due and payable in the event (i) of a “Change-in-Control” (determined as provided below) or (ii) the Company fails to make any payment to Timmins due under this

Section 2 within 10 business days after the Company’s receipt (determined as provided in Section 20 hereof) of written notice from Timmins advising the Company that it has failed to make such payment when originally due.  For purposes of this Section 2(e), a “Change-in-Control” will be deemed to have occurred (A) in the event of the sale or other disposition of all or substantially all the assets of the Company, or (B) in the event that any person or entity, or two or more persons or entities acting in concert, shall have acquired beneficial ownership (within the meaning of Securities and Exchange Commission Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of all outstanding securities of the Company entitled to vote in the election of directors, or (C) in the event of a merger or consolidation involving the Company unless following such merger or consolidation those persons who were beneficial owners (defined as set forth in clause (B) above) immediately prior thereto own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation.

(f)            Timmins hereby acknowledges and agrees that, except as set forth in this Section 2 or as otherwise specifically provided for herein, (i) he is not entitled to any additional compensation or benefits (including, but not limited to, vacation pay, sick pay, severance pay or any other benefit) as a result of, in connection with, or related to his employment by the Company, and (ii) all payments provided for in this Agreement are subject to all applicable withholding taxes and other normal deductions.

(g)           Nothing in this Agreement shall affect Timmins’ rights and interests in the Company’s 401(k) plan or the Company’s “Top Hat” deferred compensation plan (collectively, the “Plans”).  The parties acknowledge and agree that, as of November 25, 2005, the vested portion of Timmins’ interest in the Company’s 401(k) plan was $71,456.79, and the vested portion of Timmins’ interest in the Company’s “Top Hat” deferred compensation plan was $87,586.69.  Attached hereto as Exhibit B is a “Distribution/Direct Rollover Request” for the Company’s 401(k) plan and attached hereto as Exhibit C is a “Distribution Request” for the Company’s “Top Hat” deferred compensation plan (collectively, the “Request Forms”).  Timmins shall complete those sections of the Request Forms required to be completed by him, shall sign the Request Forms, and shall submit the completed and signed Request Forms to the Company.  Within 10 days after receiving the completed and signed Request Forms from Timmins, the Company shall complete those sections of the Request Forms required to be completed by it, shall cause the Plan Administrator and/or Trustee of the Plans to sign the Request Forms, and shall return the completed and signed Request Forms to Timmins for filing with Great-West Retirement Services.  In addition to the foregoing, the Company will sign such additional forms and take such additional actions as Timmins may reasonably request to effect the transfer of his interests in the Plans.

3.             Vesting and Expiration of Options.  From time to time in the past, Timmins has been granted both incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) to purchase shares of the Company’s common stock under the Company’s 1994 Stock Incentive Plan and its 2004 Stock Incentive Plan (collectively, the “Option Plans”).  The parties hereby acknowledge and agree that attached hereto as Exhibit D is a true and complete list and description of all options granted to Timmins by the Company.  As shown on Exhibit D, as of October 4, 2005 Timmins holds outstanding options to purchase 225,001 shares of the Company’s common stock.  Of this amount, options covering 137,501 shares are vested and exercisable, and options covering 87,500 shares are unvested and are not exercisable.  Notwithstanding the terms of the Option Plans or any option agreement except as provided below, the Company hereby agrees that, as of the date hereof, (i) the unvested options covering 87,500 shares shall vest and be fully exercisable; and (ii) Timmins shall be entitled to exercise the options he holds covering 225,001 shares of the Company’s common stock at any time or from time to time from the date hereof until the close of business on September 30, 2009, subject to the provisions of the Option Plans that provide for the termination of options in the event of a proposed sale of assets, merger, liquidation or dissolution of the Company (in which case the options held by Timmins will be given the most favorable treatment given to any director, officer, employee, consultant or other option holder of the Company with respect to their options).  The Company hereby represents and warrants that it has full authority to execute this Agreement, including this Section 3.  The parties hereby agree to promptly take such actions as may be reasonably necessary or desirable to reflect the agreements set forth in clauses (i) and (ii) above, including without limitation amending any applicable option agreement(s).  Except as expressly provided in this Section 3, the terms and conditions of all options held by Timmins shall be subject to the existing provisions of the Plans and any applicable option agreement(s).

4.             Return of Property.  Timmins hereby represents and warrants to the Company that he has returned to the Company all property of the Company and all property related to the Company’s business, in the custody or under the control of Timmins, in whatever form, including, but not limited to, all equipment (including computers), security access codes, proprietary information, documents, books, records, reports, memoranda, contracts, lists, computer disks (or other computer-generated files or data), and copies thereof, created on any medium.

5.             Consulting Services.

(a)           The Company hereby retains Timmins as a consultant, and Timmins hereby accepts such appointment, on the terms and conditions set forth below, to perform during the period commencing on the date hereof and ending on April 4, 2007 (the “Consulting Period”) such services as are required hereunder.

(b)           Timmins shall render such services to the Company, and shall perform such duties and acts, as reasonably may be requested by the Company, in connection with any patent infringement suits or other intellectual property matters, or in order to assure the smooth transition of his responsibilities.

(c)           Timmins shall devote such time, ability and attention to the Company’s business as may be necessary or advisable to discharge his duties hereunder in a professional and businesslike manner.

(d)           Timmins shall be an independent contractor of the Company.  Nothing in this Agreement shall be construed to give Timmins any rights as an employee, agent, partner or joint venturer of the Company or to entitle Timmins to control in any manner the business of the Company or to incur any debt, liability or obligation on behalf of the Company.

(e)           Timmins shall not be entitled to any additional compensation for the consulting services he provides under this Section 5, unless at the Company’s request he provides services outside the Portland, Oregon metropolitan area, in which case the Company will (i) reimburse Timmins for all reasonable out-of-pocket expenses he incurs in connection with the performance of services outside the Portland, Oregon metropolitan area, subject to compliance with the Company’s reimbursement policies, and (ii) pay Timmins a consulting fee of $1,000 per day during which he performs services outside the Portland, Oregon metropolitan area.

6.             General Release.

(a)           Subject to the Company’s performance of its obligations under Section 2(a) and its obligations under all but the last sentence of Section 2(g), except as expressly set forth in this Agreement, each party hereby fully, forever and unconditionally releases, exonerates, waives, relinquishes, discharges, acquits, relieves and covenants not to sue or charge the other and its agents, employees, representatives, attorneys, stockholders, officers, directors, successors and assigns (collectively, “all related persons”), and all affiliated, parent and subsidiary corporations, and each of them, and all related persons connected therewith, from any and all rights, claims, demands, debts, obligations, liabilities, promises, acts, agreements, costs, expenses (including, but not limited to, attorneys’ fees and costs), damages, disputes, controversies, actions and causes of action (collectively, “claims”) through the date of this Agreement, of whatever kind or nature, in law or equity, whether known or unknown, suspected or unsuspected, potential or actual, including but not limited to those based on, arising out of or in any way connected with or related to (i) the employment of Timmins by the Company, or the termination of such employment, (ii)  Timmins’ right to purchase, or actual purchase, of securities of the Company, (iii) the breach by Timmins or the Company of any provision of the Company’s employee handbook, personnel policies or any oral or written representations or statements made by Timmins or by officers, directors, employees or agents of the Company, (iv) the breach by Timmins or the Company of any state or federal law regulating wages, hours, compensation or employment, (v) the breach by Timmins or the Company of the implied covenant of good faith and fair dealing in connection with any of the foregoing matters, (vi) any claim for misrepresentation, wrongful termination or intentional infliction of emotional distress in connection with any of the foregoing matters, (vii) any discrimination claim on the basis of race, sex, age, religion, marital status, national origin, physical or mental disability or medical condition, or (viii) any claim arising under the Oregon Fair Employment Act, the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act or the Age Discrimination in Employment Act.  Notwithstanding the foregoing or any other provision of this Agreement, the releases provided for in this Section 6 do not extend to (1) any obligations arising under this Agreement, or (2) any claims based on, arising out of or in any way connected with or related to fraud or criminal activity.

(b)           Subject to the exclusions set forth in the last sentence of Section 6(a) of this Agreement, the parties hereby acknowledge and agree that Section 6(a) specifically includes any and all claims, demands, obligations, and/or causes of action for compensatory and/or exemplary damages and/or other relief relating to or in any way connected with the terms, conditions and benefits of employment, including, without limitation, workers’ compensation benefits, emotional distress, disability, and other health benefits, vacation pay, sick pay, age discrimination, and any other discrimination, including, but not limited to, sex, national origin, race, religion, handicap, and/or any other type of discrimination, whether or not specifically or particularly described herein.  Each party expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the release provided for in this Agreement.

(c)           Except as expressly set forth in this Agreement, each party hereby acknowledges that except for the express provisions of this Agreement, no statement, representation, promise or inducement has been made by the other party in connection with this Agreement, and each party specifically acknowledges that he or it has not relied upon any statement, representation, promise or inducement of the other party in executing this Agreement that is not expressly set forth in this Agreement.  Each party hereby represents and warrants to the other party that he or it holds all rights necessary to release all claims being released under this Agreement by he or it, without obtaining the approval or consent of any other person or entity, and he or it has not transferred or otherwise assigned any of the claims being released under this Agreement by he or it to any other person or entity.

(d)           Each party understands and agrees that, except as expressly provided herein, this Section 6 extends to all claims of whatever nature and kind, known and unknown, suspected or unsuspected.  Without limiting or otherwise affecting Section 14 of this Agreement, which provides that Oregon law governs this Agreement, the parties acknowledge and agree that they are familiar with, and have been advised by legal counsel with respect to, the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party hereby expressly waives and releases any right or benefit which he or it has or may have under Section 1542 of the Civil Code of the State of California, as well as under the provisions of any and all comparable or similar statutes, codes, laws, or regulations of any and all states of the United States and of the United States, to the fullest extent that such rights and benefits may be waived.  Each party acknowledges that he or it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which he or it now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is the intention of each party through this Agreement, fully, finally and forever to settle and release all such matters, and all claims relative thereto, which do now exist, may exist or heretofore have existed in connection with such matters.  In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery or existence of any such additional different claims or facts relative thereto.

(e)           Timmins hereby represents, warrants and acknowledges to the Company that (i) he has not suffered nor aggravated any known on-the-job injuries for which he has not already filed a claim, (ii) he has been fully compensated by the Company for all amounts owed to him for wages, salaries, bonuses, health benefits, vacation, expenses, and any other form of compensation and benefits, (iii) the payments by the Company under Sections 2(a) and 2(b) of this Agreement represent amounts to which the Company contends Timmins is not already entitled, (iv) this Agreement is the result of a compromise of disputed claims and nothing in this Agreement shall be construed as an admission of liability of any kind by the Company to Timmins or by Timmins to the Company, (v) the Company has no legal or contractual obligation to hire Timmins at any time in the future, and (vi) other than as stated in this Agreement, no promise or inducement has been offered to Timmins for this Agreement.

(f)            The Company hereby confirms its pre-October 4, 2005 obligation to indemnify Timmins on the terms set forth in Exhibit E hereto, and nothing in this Section 6 is intended to limit Timmins’ rights to indemnification as set forth in Exhibit E.  In addition, Timmins shall be provided indemnification under the Company’s articles of incorporation and bylaws and applicable law, and coverage under director and officer liability insurance, no less favorable than is provided to other present and former officers and directors of the Company.

7.             Prohibition Against Disparagement.  The Company will not disparage, defame or denigrate the reputation of, or cause or encourage any other person to so disparage, defame or denigrate the reputation of, Timmins; and Timmins will not disparage, defame or denigrate the reputation of, or cause or encourage any other person to so disparage, defame or denigrate the reputation of, the Company, any of its subsidiaries or affiliates, or any of their respective officers, directors or employees.  This Section 7 shall not, however, prevent a party from truthfully testifying as required by compulsion of law.

8.             Press Release.  Attached hereto as Exhibit F is a copy of the press release that was issued by the Company on October 7, 2005.  Timmins and the Company agree that from and after December 1, 2005 all inquiries regarding Timmins’ resignation received by either of them from the press, employees or any other person will be answered solely by reference to the contents of such press release and no other explanation shall be given for Timmins’ resignation.

9.             Restrictive Covenants.

(a)           Timmins hereby agrees that from the date hereof to and including April 4, 2007, he shall not, directly or indirectly, on behalf of himself or any other person or entity, (i) solicit, accept or take away any customer of the Company with respect to any business, products or services that are competitive with the business, products or services of the Company as of October 4, 2005 or which are under development as of October 4, 2005, or

(ii) induce or encourage any person or entity that is a vendor to or customer of the Company to cease doing business with the Company, or (iii) otherwise interfere with the relationships between the Company and any of its vendors or customers.

(b)           Timmins hereby further agrees that from the date hereof to and including April 4, 2007, he shall not, directly or indirectly, on behalf of himself or any other person or entity, (i) solicit for employment or consultation services any person who is at the time of solicitation employed by the Company, or (ii) induce, or attempt to induce, any person who is at the time of inducement employed by the Company to terminate his or her employment with the Company.

(c)           Timmins acknowledges and agrees that violation of this Section 9 by Timmins would cause irreparable harm to the Company, and the Company, in addition to any and all other rights and remedies available in law or equity, shall be entitled to injunctive relief in accordance with Section 19 of this Agreement.

(d)           Notwithstanding the foregoing, the restrictive covenants set forth in this Section 9 shall terminate in the event the Company fails to make any payment to Timmins due under Section 2 of this Agreement within 10 business days after the Company’s receipt (determined as provided in Section 20 hereof) of written notice from Timmins advising the Company that it has failed to make such payment when originally due.

10.           Confidential Information.

(a)           As used in this Section 10, the term “Confidential Information” means any and all trade secrets or other confidential or proprietary information of the Company, or other information of any kind, nature or description concerning any matters affecting or relating to the Company that derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.  Confidential Information includes without limitation any such information relating to the financial condition, results of operations, business, customers, properties, assets, liabilities or future prospects of the Company.

(b)           Timmins hereby acknowledges and agrees that the Confidential Information is the sole property of the Company.  Timmins hereby agrees that he will keep confidential and will not directly or indirectly divulge to anyone or use or otherwise appropriate for his own benefit, or for the benefit of any other person or entity, any Confidential Information.

11.           Inventions and Intellectual Property.

(a)           As used in this Section 11, the term “Inventions” means any and all ideas, inventions, techniques, modifications, processes, or improvements (whether patentable or not), any trademarks, trade names or industrial designs (whether registerable or not), and any works of authorship (whether or not copyright protection may be obtained for them) created, conceived, or developed by Timmins to date, either solely or in conjunction with others, that relate in any way to, or are useful in any manner in connection with, the Company’s business as it was conducted on or prior to October 4, 2005.  As used in this Section 11, the terms “Intellectual Property Right” and “Intellectual Property Rights” mean (i) all rights under all copyright laws of the United States and all other countries for the full terms thereof (and all rights accruing by virtue of copyright treaties and conventions), including, but not limited to, all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make applications for and obtain copyright registrations therefor and recordations thereof; (ii) all rights to and under new and useful inventions, discoveries, designs, technology and art and all other patentable subject matter, including, but not limited to, all improvements thereof and all know-how related thereto, all Letters Patent, and all applications for and the rights to make applications for Letters Patent in the United States and all other countries, all Letters Patent that issue therefrom and all reissues, extensions, renewals, divisional applications and continuations (including continuations-in-part, CPAs and other continuing applications) thereof, for the full term thereof; (iii) all trade secrets; (iv) all trademarks, service marks and Internet domain names and the like throughout the world; and (v) all other intellectual and industrial property and proprietary rights throughout the world not otherwise included in the foregoing, including, without limitation, all techniques, methodologies and concepts and trade dress.

(b)           Timmins acknowledges and agrees that all of the Inventions are works made for hire and are the property of the Company, including any copyrights, patents, or other Intellectual Property Rights pertaining thereto.  Notwithstanding the foregoing, Timmins agrees to assign and does hereby assign to the Company all of Timmins’ right, title and interest, including all rights of copyright, patent and other Intellectual Property Rights, to or in such Inventions.  Timmins covenants that he will promptly:

i.                                          disclose to the Company in writing any Invention;

ii.                                       take all actions that the Company may request from time to time to assign to the Company (or to a party designated by the Company), without additional compensation, all of Timmins’ rights in and to any Invention for the United States and all foreign jurisdictions;

iii.                                    execute and deliver to the Company such applications, assignments and other documents as the Company may request in order to apply for and obtain patent or other registrations with respect to any Invention in the United States and all foreign jurisdictions;

iv.                                   sign all other papers necessary to carry out the above obligations; and

v.                                      give testimony and render any other reasonable assistance in support of the Company’s rights to any Invention.

(c)           To the extent allowed by law, the foregoing agreement to assign and assignment of Inventions include all rights known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Timmins retains any such Moral Rights under applicable law, Timmins hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by, or authorized by, the Company, and agrees not to assert any Moral Rights with respect thereto.  Timmins will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

(d)           Timmins without reservation hereby covenants and binds himself and his successors, assigns and legal representatives to cooperate fully and promptly with the Company and to do all acts necessary or requested to be done by the Company in order to evidence, establish, apply for, perfect, procure, register, record, maintain, enforce and/or defend the Company’s Intellectual Property Rights, and in connection with all proceedings before the United States Patent and Trademark Office (the “PTO”), the United States Copyright Office (the “Copyright Office”) and all equivalent offices and government agencies in foreign countries (“Foreign Offices”) including, without limitation, to execute and deliver to the Company any and all lawful application documents including petitions, specifications, oaths, assignments, disclaimers and legal affidavits in form and substance as may be requested by the Company; to communicate to the Company all facts known to Timmins related to any Intellectual Property Right; to furnish the Company with all information, documents, materials or records of any kind (whether or not in electronic or any other form and regardless of the medium or form of storage) in Timmins’ control which may be useful for establishing the facts of authorship, creation, conception, disclosure and reduction to practice and the like; to testify in, and assist the Company in all legal, administrative and other proceedings (including without limitation proceedings in connection with any application, reissue application and any reexamination, interference or other proceeding before the PTO, the Copyright Office and/or any Foreign Offices), including but not limited to the preparation for such legal, administrative and other proceedings; to execute and deliver all assignments, instruments and all other lawful papers, when called upon to do so, that may be necessary or desirable to the Company in connection with the foregoing; to not consult with, testify for, or in any other manner assist any party with respect to any matter adverse to the Company (including but not limited to litigation and administrative proceedings adverse to the Company and the preparations therefor) and, if legally compelled, by subpoena or otherwise, to so assist a party in a matter adverse to the Company, to immediately notify the Company, and to assist the Company in quashing the subpoena or otherwise objecting to his assistance of the party in the matter adverse the Company.

(e)           Timmins hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and in Timmins’ behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this Section 11 with the same legal force and effect as if executed by Timmins.

(f)            Except as provided below, Timmins shall take all actions required under this Section 11 without additional consideration from the Company, provided that the Company will reimburse Timmins for any out-of-pocket expenses he reasonably incurs in connection with any such actions.  If Timmins reasonably devotes at least two hours during any calendar day (including a day falling within the Consulting Period) to taking action at the Company’s request under this Section 11, the Company shall pay Timmins $125 per hour up to a maximum of $1,000 per calendar day.

12.           Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto.

13.           Severability.  In the event that any provision of this Agreement should be held to be void, voidable or unenforceable, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall remain in full force and effect.

14.           Governing Law.  This Agreement shall be construed in accordance with, and be governed by, the laws of the State of Oregon applicable to contracts made and to be performed wholly within that State.

15.           Attorneys’ Fees.  Subject to Section 23 of this Agreement, in the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party’s expenses, including reasonable attorneys’ fees and costs, incurred in such action.

16.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

17.           Survival.  All representations, warranties and agreements made by the parties hereto in this Agreement shall survive the date hereof and any investigations, inspections, examinations or audits made by or on behalf of any party.

18.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and, except as otherwise expressly set forth herein, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement.  Timmins and the Company are parties to an Employment Agreement dated August 1, 1995, and a January 1, 2000 Amendment to Employment Agreement Dated August 1, 1995 (as amended, the “Employment Agreement”), and Timmins and the Company hereby agree that the Employment Agreement is hereby terminated in its entirety and is of no further force or effect.  No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  Nothing in this Agreement shall affect the provisions of that certain Proprietary Information Agreement between Timmins and the Company dated April 14, 1993, which shall remain in full force and effect.

19.           Injunctive Relief.  The parties acknowledge that if a party should default in any of its obligations under this Agreement, including without limitation the obligations of the parties under Sections 7, 8, 9, 10 and 11 of this Agreement, it would be impracticable to measure the resulting damages to the aggrieved party and it may not be possible to adequately compensate the aggrieved party for the resulting injury by means of monetary damages.  Accordingly, without prejudice to the right to seek and recover monetary damages, the aggrieved party shall be entitled to seek and obtain specific performance of this Agreement or other injunctive relief, subject to Section 23 of this Agreement, and the parties each waive any defense that a remedy in damages would be adequate and any requirement for the aggrieved party to post any bond or other security in order to obtain such relief.

20.           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given and received (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the U.S. mail, as certified mail, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telecopier, when such notice or other communication is transmitted to the telecopier number specified below and the appropriate answerback or telephonic confirmation is received.  Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

If to the Company, to:

Metro One Telecommunications, Inc.
11200 Murray Scholls Place
Beaverton, Oregon 97007
Telecopy:  (503) 521-0923
Attention:  President and CEO

With a copy to:

Neal H. Brockmeyer, Esq.
Heller Ehrman LLP
333 South Hope Street, 39th Floor
Los Angeles, California 90071
Telecopy: (213) 614-1868

If to Timmins, to:

Timothy A. Timmins
[Address]
[Address]

With a copy to:

Sarah J. Ryan, Esq.
Ball Janik LLP
One Main Place
101 SW Main Street, Suite 1100
Portland, Oregon 97204
Telecopy:  (503) 295-1058

21.           Headings.  Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

22.           Further Assurances.  Each party hereto shall, from time to time at and after the date hereof, execute and deliver such instruments, documents and assurances and take such further actions as the other party may reasonably request to carry out the purpose and intent of this Agreement.

23.           Arbitration.  Any and all disputes, controversies or claims arising out of or related to this Agreement, including without limitation, those relating to claims released in Section 6, fraud in the inducement of this Agreement, or the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before JAMS, or its successor, if any, or if it is no longer in existence, before the American Arbitration Association.  The arbitration shall be conducted in Portland, Oregon, in accordance with the provisions of JAMS’s Streamlined Arbitration Rules and Procedures or, if applicable, the rules of the American Arbitration Association, in effect at the time of filing of the demand for arbitration.  There shall be one arbitrator, who shall be a retired circuit court or federal judge.  The parties agree that they have waived any right to trial by jury.  The decision of the arbitrator shall be final and binding and the judgment rendered may be entered in any court having jurisdiction.  The prevailing party in any such arbitration proceeding shall be entitled to its costs and reasonable attorneys’ fees, costs and expenses.  Notwithstanding the foregoing, either party may apply to either the Oregon Federal District Court or the Washington County Circuit Court for the State of Oregon for temporary or preliminary injunctive relief, and any such application shall not be deemed incompatible with or a waiver of this agreement to arbitrate.

24.           Legal Counsel.  EACH PARTY HEREBY ACKNOWLEDGES THAT IN CONNECTION WITH THIS AGREEMENT IT HAS SOUGHT THE ADVICE OF SUCH INDEPENDENT LEGAL COUNSEL AS IT SHALL HAVE DETERMINED TO BE NECESSARY OR ADVISABLE IN ITS SOLE AND ABSOLUTE DISCRETION.

25.           Revocation.  Timmins shall have a period of 21 days in which to consider whether to enter into this Agreement.  If Timmins does enter into this Agreement, he may revoke the Agreement within seven days after the execution of the Agreement.  Timmins does not have to use the entire 21-day period before signing this Agreement.  This Agreement is not effective or enforceable until after this seven-day period has passed.  Notwithstanding the foregoing, Timmins’ resignation as a director of the Company and of any of its subsidiaries and affiliates is and shall remain effective even if Timmins elects to revoke this Agreement within the seven-day period.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first set forth above.

METRO ONE TELECOMMUNICATIONS, INC.

By:	/s/ James Usdan
Name:	James Usdan
Title:	Chief Executive Officer

/s/ Timothy A. Timmins
TIMOTHY A. TIMMINS